Aflac Incorporated Form S-8
EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Directors of Aflac Incorporated:
We consent to incorporation by reference in this Registration Statement on Form S-8 of Aflac Incorporated of our reports dated February 19, 2009, with respect to the consolidated balance sheets of Aflac Incorporated and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of earnings, shareholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of the Company. Our reports with respect to the consolidated financial statements and all related financial statement schedules refers to the adoption by the Company of the provisions of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, and to the adoption by the Company of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment to FASB Statements No. 87, 88, 106 and 132(R), in 2006.
Atlanta, Georgia
August 11, 2009
EXH 23.1-1